Exhibit 99.1

For Immediate Release:  August 16, 2006
Contact:  Jason A. Jenne
(901) 746-2005

True Temper Sports, Inc.
Announces 2006 Second Quarter & Year-To-Date Results

Results of Operations

Memphis, Tennessee…..August 16, 2006…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced its 2006 second quarter and year-to-date results of operations.  Net sales for the second quarter decreased 5.8%, to $30.7 million from the $32.6 million recorded during the second quarter of 2005.  Net sales for the first six months of 2006 have held relatively stable at $62.3 million as compared to $64.7 million in the first six months of 2005; a decline of 3.6%.  Adjusted EBITDA (defined below) for the second quarter decreased to $7.6 million from $10.2 million in the second quarter of 2005.  Adjusted EBITDA for the first six months decreased to $16.3 million from $19.8 million in the first six months of 2005.  The Company recorded a net loss for the 2006 second quarter and year-to-date periods of $1.7 million and $2.0 million, respectively.  During the comparable periods in 2005 net income was $0.6 million and $0.8 million, respectively.

In his comments about the Company’s performance, Scott Hennessy, President and CEO said, “While we are never pleased to report a quarterly sales decline, given the industry backdrop during this first half of 2006 our overall revenue performance has been in-line with our expectations.  We continue to face a challenging golf market, with a general lack of new product momentum, particularly in the iron category.  This industry factor creates somewhat of a revenue challenge for us, as our market-share in the steel shafted iron category is substantial.  Offsetting this cyclical decline in premium steel golf sales is the continued momentum in our graphite golf category and performance sports business, both of which delivered double digit percentage gains in revenue for the second quarter and year-to-date periods.  Our graphite golf shaft revenue marked the largest second quarter in the company’s history, behind the strength of our Grafalloy ProLaunchTM line and the new stock OEM business we have secured during the past 12 months; while our diversification into the hockey and cycling markets has provided the engine of growth to deliver the strongest first half performance sports sales in over ten years.  The top-line growth in these areas positions us very well going forward, as our base steel golf business rebounds in the future.”

Mr. Hennessy continued, “While the shift in sales mix has enabled us to maintain relatively stable revenue performance, it has had some impact on our gross profit margins as these growing categories deliver solid, but somewhat lower gross profit than our base premium steel business.  Compounding this mix shift has been the continued commodity cost pressure and higher energy prices that we experienced during the first quarter of the year.  In response to these issues we have initiated a number of productivity and cost control measures throughout our organization.  Many of these programs target productivity and quality improvements in our manufacturing and supply chain, while others are specifically focused on reducing the fixed overhead infrastructure of our company on a worldwide basis.  One significant project in this area is the final downsizing of our southern California location to be more consistent with our engineering and distribution focus from this facility.  These efforts will provide a cost structure that positions us well for future growth and profitability.”

Outlook

Commenting about the Company’s outlook for the future, Mr. Hennessy said, “We had anticipated that revenue for the first half of 2006 would be flat to down slightly, as the market awaited new iron launches from the major golf OEMs.  As we look to the back half of 2006 we do anticipate some improvement, as these new iron launches serve to increase our unit volume; however, it remains to be seen how well received these products will be in a somewhat sluggish overall golf environment.  Further benefiting our revenue and overall operations during the second half, as we announced in June, we have acquired certain assets from Royal Precision, a former competitor that has recently exited the steel golf shaft market.  We are working diligently to integrate this production capacity and capability into our existing facilities, with the goal of seamlessly continuing the production, sales and distribution of the RifleTM, Project XTM and other sought after brands that have developed a strong following in the golf industry.  We are confident that our new products, ongoing professional golf tour success and other market initiatives will enable us to maximize our potential revenue in this challenging retail marketplace.”

Mr. Hennessy continued, “From a profitability basis, we have seen some easing in our energy costs during the third quarter, as well as somewhat more favorable foreign currency exchange rates.  In addition to this, we also anticipate an improvement in our overall product sales mix during the second half of 2006.  These factors should help to reduce the continuing impact of the commodity inflation we are experiencing in raw materials for both steel and graphite products.  When coupled with our internal cost containment and productivity initiatives, we expect overall gross profit margins to be relatively flat to slightly improved from the first half levels.  We will continue to keep tight controls over SG&A spending as we observe the sell-through of our OEM partner’s new product launches during the back half of the year.”

Conference Call

True Temper management is scheduled to discuss the Company’s operating performance in a conference call on Thursday, August 17, 2006 at 2:00pm Eastern Time.  Interested parties may participate by calling 888-946-7793 or 517-308-9015 just prior to the start time.  Callers should request the “True Temper Earnings Call,” with the passcode “True Temper.”  A replay of the conference call will be available from approximately 5:00pm Eastern Time on August 17, 2006 until 11:59pm Eastern Time on August 24, 2006.  The replay may be accessed by calling 888-566-0586 or 203-369-3616.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company.  This document, including but not limited to comments under the “Outlook” section of this document, contains forward-looking statements.  All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance.  However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements.  Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission, and recently in item 1A, Risk Factors, in our 2005 Annual Report on Form 10-K.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Definitions

EBITDA and Adjusted EBITDA are non-GAAP measurements we believe gauge our liquidity and operating performance.   The Company’s definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(Dollars in thousands)

	Quarter Ended		Year-To-Date
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
NET SALES	$30,674	$32,565	$62,333	$64,668
Cost of sales	19,830	19,314	39,915	38,548
GROSS PROFIT	10,844	13,251	22,418	26,120

Selling, general and administrative expenses	3,956	3,947	7,483	8,135
Amortization of intangible assets	3,466	3,456	6,927	6,912
Business development, start-up costs and transition costs	1,111	70	1,123	135
OPERATING INCOME	2,311	5,778	6,885	10,938

Interest expense, net of interest income	5,017	4,759	9,863	9,526
Other expenses, net	28	21	48	33
INCOME (LOSS) BEFORE INCOME TAXES	(2,734)	998	(3,026)	1,379

Income tax expense (benefit)	(989)	428	(1,051)	625
NET INCOME (LOSS)	$(1,745)	$570	$(1,975)	$754

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	July 2,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,106	$4,733
Receivables, net	22,618	17,949
Inventories	20,951	19,633
Prepaid expenses and other current assets	3,776	3,830
Total current assets	50,451	46,145

Property, plant and equipment, net	14,537	12,210
Goodwill, net	155,212	150,883
Intangible assets, net	136,294	132,629
Other assets	6,789	6,188
Total assets	$363,283	$348,055

LIABILITIES & STOCKHOLDER’S EQUITY
CURRENT LIABILITIES	$1,257	$245
Current portion of long-term debt
Accounts payable	7,147	4,410
Accrued expenses and other current liabilities	10,795	9,896
Total current liabilities	19,199	14,551

Deferred tax liability, net	3,378	4,531
Long-term debt, net of current portion	234,777	220,480
Other liabilities	8,140	8,729
Total liabilities	265,494	248,291

STOCKHOLDER’S EQUITY	—	—
Common stock — par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares
Additional paid-in capital	111,943	111,943
Accumulated deficit	(12,905)	(10,930)
Accumulated other comprehensive loss, net of taxes	(1,249)	(1,249)
Total stockholder’s equity	97,789	99,764
Commitments and contingent liabilities	—	—
Total liabilities and stockholder’s equity	$363,283	$348,055

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Year-To-Date
	July 2,	July 3,
	2006	2005
OPERATING ACTIVITIES
Net income (loss)	$(1,975)	$754
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,145	1,349
Amortization of deferred financing costs	652	726
Amortization of intangible assets	6,927	6,912
Loss on disposal of property, plant and equipment	25	—
Deferred taxes	(1,153)	500
Changes in operating assets and liabilities, net	(2,071)	(696)
Net cash provided by operating activities	3,550	9,545
INVESTING ACTIVITIES
Purchase of property, plant, equipment and certain assets	(18,947)	(1,313)
Other investing activity	(71)	—
Net cash used in investing activities	(19,018)	(1,313)
FINANCING ACTIVITIES
Proceeds from issuance of bank debt	18,000	—
Principal payments on bank debt	(2,691)	(7,000)
Payment of debt issuance costs	(1,057)	—
Other financing activity	(411)	(86)
Net cash provided by (used in) financing activities	13,841	(7,086)
Net increase (decrease) in cash	(1,627)	1,146
Cash at beginning of period	4,733	3,337
Cash at end of period	$3,106	$4,483

EBITDA and Adjusted EBITDA Defined

EBITDA represents operating income or loss plus depreciation and amortization of intangible assets.  Adjusted EBITDA represents EBITDA plus business development, start-up and transition costs, transaction and reorganization expenses, impairment charges on long lived assets, the 2004 inventory fair value adjustment, loss on early extinguishment of long-term debt, initial Sarbanes-Oxley compliance costs, and management service fees.  Not all adjustments described are applicable to the periods identified in the tables below.

EBITDA and Adjusted EBITDA for the periods indicated are calculated as follows:

	Quarter Ended		Year-To-Date
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Operating income	$2,311	$5,778	$6,885	$10,938
Plus:
Depreciation	601	664	1,145	1,349
Amortization of intangible assets	3,466	3,456	6,927	6,912
EBITDA	6,378	9,898	14,957	19,199
Plus:
Business development, start-up and transition costs	1,111	70	1,123	135
Sarbanes-Oxley initial compliance costs	—	80	—	219
Management services fee	125	125	250	250
Adjusted EBITDA	$7,614	$10,173	$16,330	$19,803

EBITDA and Adjusted EBITDA reconciled to net cash provided by operating activities

EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators used by certain investors and analysts as a measure of the Company’s liquidity and an indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as substitutes for measures of liquidity or operating performance prepared in accordance with GAAP.

Following is a reconciliation of Adjusted EBITDA to net cash provided by operating activities for the periods indicated:

	Quarter Ended		Year-To-Date
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Adjusted EBITDA	$7,614	$10,173	$16,330	$19,803
Cash interest payments	(2,076)	(1,652)	(9,224)	(8,605)
Cash income tax payments	(27)	107	(73)	58
Business development, start-up and transition costs	(1,111)	(70)	(1,123)	(135)
Management services fee	(125)	(125)	(250)	(250)
Changes in working capital requirements and other	(1,171)	(313)	(2,110)	(1,326)
Net cash provided by operating activities	$3,104	$8,120	$3,550	$9,545